UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

September 24, 2007
Date of Report (Date of earliest event reported)

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission	(I.R.S.Employer
of Incorporation)	File Number)	Identification Number)

616 N. North Court, Suite 120
Palatine, Illinois 60067
(Address of principal executive offices) (Zip Code)

(847) 705-7709
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 24, 2007, the Registrant amended its Loan Agreement dated as of March 29, 2000, as previously amended, with Essex Woodlands Health Venture V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (collectively, the “VC Lenders”) and certain individual lenders (with the VC Lenders, the “Lenders”) and its $5,000,000 note (the “Note”) held by such Lenders, dated as of December 20, 2002, as amended, to provide for the accrual and deferral of accrued interest payments under the Note and Loan Agreement until the earlier of (i) the maturity date of the Note, and (ii) Registrant’s receipt of proceeds in excess of $5 million from a third party pharmaceutical company or companies pursuant to which the Registrant, in one or more transactions, grants such pharmaceutical company or companies rights to any of the Registrant’s products or product candidates or rights to the Registrant’s Aversion® Technology, with such proceeds including any up front payments, progress payments, milestone payments, license fees, royalties and similar payments, but excluding fees for services, reimbursements or advances for costs and expenses. Deferred interest is due on the maturity date, or if earlier, ten days after the occurrence of an event described in (ii) above. Upon the occurrence of an event described in (ii) above, all future interest payments are to be paid in cash on a quarterly basis.

GCE Holdings, LLC, which is controlled by the VC Lenders, beneficially owns approximately 78% of the Registrant's outstanding common stock and has the right to designate four directors (of which it has exercised the right with respect to three directors) to the Registrant’s Board of Directors.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Sixth Amendment, Waiver and Consent dated as of September 24, 2007 to Loan Agreement dated as of March 29, 2000.

10.2	Amended and Restated $5,000,000 Senior Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: September 24, 2007

Exhibit Index

Exhibit Number	Description

10.1	Sixth Amendment, Waiver and Consent dated as of September 24, 2007 to Loan Agreement dated as of March 29, 2000.

10.2	Amended and Restated $5,000,000 Senior Note